Paramount Communications Inc.

- -----------------------------------------------------------------

15 Columbus Circle
New York, NY  10023-7780                            NEWS
212-373-8000                                        -------------
Fax 212-373-8558



FOR IMMEDIATE RELEASE                            February 1, 1994




NEW YORK, Feb. 1 -- Paramount Communications Inc. (NYSE:PCI) said that its Board of Directors will meet later this week to consider final bids received today from QVC Network, Inc. and Viacom Inc. just prior to the 5:00 p.m. (EST) February 1, 1994, deadline. Paramount said that its legal and financial advisors will assist the Board in evaluating the bids.

                               ###

Contact:  Jerry Sherman                      Jeffrey Z. Taufield
          Paramount Communications Inc.      Kekst and Company
          (212) 373-8725                     (212) 593-2655

          Carl D. Folta
          Paramount Communications Inc.
          (212) 373-8530